October 18, 2005

Mail Stop 4561

By U.S. Mail and facsimile to (814)765-0871

Mr. William F. Falger
President and Chief Executive Officer
CNB Financial Corporation
1 South Second Street
P.O. Box 42
Clearfield, PA 16830

Re:	CNB Financial Corporation
	Form 10-K for the Fiscal Year Ended December 31, 2004
	Forms 10-Q for the Fiscal Quarters Ended March 31, 2005 and
June
30, 2005
	File Number: 000-13396

Dear Mr. Falger:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								Amit Pande
								Assistant Chief Accountant